SCHEDULE 14A

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No.  )

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COACHMEN INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)
(Exact name of Person(s) filing Proxy Statement)

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COACHMEN INDUSTRIES, INC.
P. O. BOX 3300
ELKHART, INDIANA 46515
574-266-2500

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD APRIL 30, 2009
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To the Shareholders of COACHMEN INDUSTRIES, INC.

NOTICE IS HEREBY GIVEN that the annual meeting of shareholders of Coachmen Industries, Inc., an Indiana corporation, will be held at the Coachmen Industries, Inc. Headquarters, 2831 Dexter Drive, Elkhart, Indiana, on April 30, 2009 at 10:00 A.M., for the following purposes:

1.	To elect two directors of the Company to hold office for the terms indicated in the proxy statement.

2.	To amend the Articles of Incorporation of the Company to authorize the issuance of up to 10,000,000 shares of preferred stock; and

3.	To transact such other business as may properly come before the meeting or any adjournment thereof.

The foregoing matters are more fully described in the Proxy Statement accompanying this notice.

Only shareholders of record at the close of business on March 16, 2009, are entitled to notice of and to vote at the meeting. Each such shareholder is entitled to one vote per share on all matters to be voted on at the meeting.

Whether or not you expect to attend the meeting, please sign, date and return the enclosed proxy in the enclosed envelope.

By order of the Board of Directors,

James T. Holden
Secretary

March 30, 2009

PLEASE DATE, SIGN AND MAIL THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED WHICH REQUIRES NO POSTAGE FOR MAILING IN THE UNITED STATES. A PROMPT RESPONSE IS HELPFUL AND YOUR COOPERATION WILL BE APPRECIATED.

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COACHMEN INDUSTRIES, INC.
P. O. BOX 3300
ELKHART, INDIANA 46515
574-266-2500

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PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS TO BE HELD APRIL 30, 2009
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This Proxy Statement is being mailed to shareholders of COACHMEN INDUSTRIES, INC. ("Coachmen" or the "Company") on or about March 27, 2009, and is furnished in connection with the Board of Directors' solicitation of proxies to be used at the Annual Meeting of Shareholders to be held on April 30, 2009, at the time and place and for the purposes set forth in the Notice of Annual Meeting of Shareholders accompanying this Proxy Statement. A shareholder executing a proxy has the power to revoke it at any time prior to the voting thereof. The Annual Report to Shareholders for the year 2008 accompanies this Proxy Statement. Additional copies of the Report may be obtained by writing to the Secretary of the Company.

The expenses in connection with the solicitation of the enclosed form of proxy, including postage, printing and handling, and actual expenses incurred by brokerage houses, custodians, nominees and fiduciaries in forwarding documents to beneficial owners, will be paid by the Company. It is also expected that solicitation in person or by telephone will be made of some shareholders by certain directors, officers and employees of the Company without extra compensation.

ITEMS TO BE VOTED ON

The following items will be voted on at the Annual Meeting:

(1) The election of two nominees to serve on the Company's Board of Directors;

(2) The amendment of the Company's Articles of Incorporation to authorize the issuance of up to 10,000,000 shares of preferred stock, and

(3) Any other business that may properly come before the meeting or any adjournment thereof.

VOTING INFORMATION

For purposes of the Annual Meeting, a quorum means a majority of the outstanding shares entitled to vote. As of the close of business on March 16, 2009, the record date for shareholders entitled to vote at the Annual Meeting, there were outstanding 15,982,386 shares of Common Stock, entitled to one vote each. In determining whether a quorum exists at the Annual Meeting, all shares represented in person or by proxy, including abstentions and broker non-votes, will be counted. A shareholder may, with respect to the election of directors, (i) vote for the election of all named director nominees, (ii) withhold authority to vote for all named director nominees or (iii) vote for the election of all named director nominees other than any nominee with respect to whom the shareholder withholds authority to vote by so indicating in the appropriate space on the proxy. A shareholder may, with respect to any proposal, (i) vote for the proposal, (ii) vote against the proposal, or (iii) abstain from casting a vote.  Proxies properly executed and received by the Company prior to the Annual Meeting and not revoked will be voted as directed therein on all matters presented at the meeting. In the absence of a specific direction from the shareholder, proxies will be voted for the election of all named director nominees and in favor of all proposals.

Directors are elected by a plurality of the votes cast by shares present in person or by proxy at the Annual Meeting and entitled to vote. For any other matter that may properly come before the meeting, approval is obtained if the votes cast in favor exceed the votes cast in opposition. Accordingly, withholding authority to vote in the election of directors, abstentions and broker non-votes will have no effect on any matter voted on at the Annual Meeting.

SHAREHOLDER PROPOSALS

Shareholders wishing to include proposals in the Company's Proxy Statement and form of proxy for the 2010 Annual Meeting of Shareholders must submit such proposals so that they are received by the Secretary of the Company at the address indicated on page 20 by no later than November 27, 2009.

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NOMINATIONS FOR DIRECTOR

The Company's Bylaws provide that notice of proposed shareholder nominations for election of directors may be made by any shareholder holding five percent (5%) or more of the outstanding shares entitled to vote for the election of Directors, and must be made in writing and either delivered or mailed by first-class United States mail, postage prepaid, to the Secretary of the Company, and in either case must be received by the Secretary of the Company not less than 90 days prior to the month and day of the anniversary of the last meeting of the shareholders called for the election of directors. Nominations for the 2010 meeting received after January 30, 2010 will be considered untimely. The advance notice requirement affords the Board of Directors the opportunity to consider the qualifications of all proposed nominees and, to the extent deemed necessary or desirable by the Board, inform shareholders about such qualifications. The notice must contain certain information about each proposed nominee, including their age, business and residence addresses and principal occupation, the number of shares of Common Stock beneficially owned by them and such other information as would be required to be included in a proxy statement soliciting proxies for the election of such proposed nominee. If the chairman of the annual meeting of shareholders determines that a nomination was not made in accordance with the foregoing procedures, such nomination is void.

OTHER BUSINESS AT THE ANNUAL MEETING

For a shareholder to bring other business before the 2010 Annual Meeting of Shareholders, but not have it included in the proxy statement, timely notice must be submitted in writing, either delivered or mailed by first-class United States mail, postage prepaid, to the Secretary of the Company, and in either case be received by the Secretary of the Company not less than 60 days prior to the month and day of the anniversary of the mailing of the prior year's proxy statement. The notice must identify the proposing shareholder and his/her address, and contain a description of the proposed business and such other information as would be required to determine the appropriateness of including the proposal in a proxy statement. Shareholder proposals for the 2010 annual meeting received after January 26, 2010 will be considered untimely and the proxy solicited by the Company for next year's annual meeting may confer discretionary authority to vote on such matters without a description of them in the proxy statement for that meeting.

ELECTRONIC DELIVERY OF PROXY MATERIALS AND ANNUAL REPORTS

This proxy statement and the 2008 Annual Report to Shareholders are available on the “Investor Relations” option of our website located at www.coachmen.com. Instead of receiving paper copies in the mail, most shareholders can elect to receive an e-mail notification that provides a link to our future annual reports and proxy materials on the Internet. Opting to receive your proxy materials on-line will save Coachmen the cost of printing and mailing documents to your home or business and will give you an automatic link to the proxy voting site. If you are a shareholder of record and wish to enroll in the electronic proxy delivery service, you may do so by following the instructions provided when you vote over the Internet or going to http://enroll.icsdelivery.com/coa and following the instructions provided. If you choose to view future proxy statements and annual reports over the Internet, you will receive an e-mail message next year containing the Internet address to use to access Coachmen’s proxy statement and annual report. The e-mail will also include instructions for voting over the internet. You will have the opportunity to opt out at any time by following the instructions on http://enroll.icsdelivery.com/coa. You do not have to elect Internet access each year.

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ELECTION OF DIRECTORS

At the meeting, two directors of the Company are to be elected to hold office for terms of three years or until their successors are elected and qualified. Unless otherwise indicated on the proxy form, the authority conferred by the proxy will be used for the purpose of voting in favor of the two nominees listed below. If any such nominee shall be unable to serve, the proxies will be voted to fill any vacancy so arising in accordance with the discretionary authority of the persons named in the proxies. The Board of Directors has no reason to believe that any such nominee will be unable to serve. All nominees have consented in writing to the nomination. The Governance Committee has not received any recommendations from any of the Company's shareholders in connection with this Annual Meeting. The Company has not engaged a third party search firm to help identify Board nominees. The Governance Committee nominated the nominees indicated for election.

			Year First Elected
Name	Age	Principal Occupation (1)	Director

NOMINEES FOR ELECTION AS A DIRECTOR FOR A THREE-YEAR TERM EXPIRING IN 2012:
Donald W. Hudler	(74)	President & CEO, DDH Investments of Texas	1999
John A. Goebel	(65)	Past President of Homecrest Corp. (Retired 2003)	2006

DIRECTORS WHOSE TERMS EXPIRE IN 2010:
Robert J. Deputy	(70)	Past President & CEO, Godfrey Marine, Inc. (Retired 2006)	1998
Richard M. Lavers	(61)	CEO of the Company	2007
Edwin W. Miller	(63)	Chairman of the Board & CEO, Millennium Capital Group	1998

DIRECTORS WHOSE TERMS EXPIRE IN 2011:
Geoffrey B. Bloom	(67)	Past Chairman of the Board, Wolverine Worldwide, Inc. (Retired 2005)	1999
William P. Johnson	(66)	Chairman of the Board of the Company, Chairman of the Board & CEO, Flying J, LLC	1978

(1) All of the individuals have held the positions set opposite their names for more than the past five years except as follows:

Mr. Lavers was Executive Vice President, General Counsel and Secretary until December 5, 2005 when he assumed the added roles of Chief Financial Officer and Chief Administrative Officer. Mr. Lavers held those positions until August 28, 2006 when he was appointed Chief Executive Officer.

DETERMINATION OF INDEPENDENCE OF DIRECTORS

In 2003, the Board of Directors first adopted Corporate Governance Guidelines, which have been amended from time to time ("Guidelines"). The Guidelines adopted by the Board meet or exceed the listing standards adopted by the New York Stock Exchange. The portion of the Guidelines addressing director independence can be found on the Company's website at www.coachmen.com. A copy may also be obtained upon request from the Company's Corporate Secretary.

The Governance Committee undertook a review of director independence in February 2009 under the standards set forth in the Guidelines. During this review, the Board considered existing and then-proposed transactions and relationships between each director or member of that director's immediate family and the Company and its subsidiaries and affiliates. The Board also examined existing and then-proposed transactions and relationships between directors or their affiliates and members of the Company's senior management or their affiliates. The purpose of this review was to determine whether any such relationships or transactions were inconsistent with a determination that the director is independent. Any Director's relationship with Coachmen (including its affiliates) is deemed immaterial unless it exceeds the materiality standards adopted by the Board of Directors in February 2004, which are set forth in attached Appendix A.

As a result of the review, the Board affirmatively determined that as of February 2009 the following Directors have no material relationship with the Company and are independent under the aforementioned materiality standards:

Geoffrey B. Bloom
Robert J. Deputy
John A. Goebel
Donald W. Hudler
William P. Johnson
Edwin W. Miller

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On March 23, 2009, Coachmen Industries, Inc. and Robert J. Deputy, one of the Company’s directors, entered into an agreement for a $2.3 million short-term note from the Company in exchange for cash loaned to the Company by Mr. Deputy. The note is collateralized by two properties, bears interest at a rate of 10% per annum, and is on terms more favorable to the Company than those offered by alternative sources of financing in commercial markets.  The note may be called by the note holder at any time on or after April 20, 2009. The Company intends to pay this note when it obtains alternative financing arrangements.  As a result of this transaction, it is possible that Mr. Deputy may no longer be considered independent.

All of the directors nominated for election at the annual meeting are independent of the Company and its management under such standards.

MEETINGS OF THE BOARD OF DIRECTORS

During 2008, the Board of Directors held four regular and five special meetings. All of the directors attended at least 75% of the meetings of the Board of Directors and the committees of which they were members in 2008.

The Company expects the attendance of all Directors at the Annual Meeting. All Directors attended the 2008 Annual Meeting.

The Board has provided for the designation of a "Lead Director" who shall have authority to call and shall preside at all meetings of the independent and non-management directors. The Lead Director is an independent, non-management director elected by the independent directors. In the event that the Company names a non-executive Chairman of the Board of Directors, the role and duties of the Lead Director would be assumed by the independent Chairman. Since August 28, 2006, the Lead Director role has been filled by an independent Chairman, William P. Johnson. There are regularly scheduled meetings of the non-management directors during each regularly scheduled meeting of the Board. In addition, any independent or non-management director can call for a meeting of the independent or non-management directors at any time and there were two such meetings held in 2008.

The Board of Directors has three committees as described below.

2008 COMMITTEES OF THE BOARD

The committees of the Board of Directors consist of the Audit Committee, the Management Development and Compensation Committee and the Governance Committee. The respective committee charters reflect the responsibilities of each Committee, and the Committees and the Board periodically review and revise these charters. The full text of each charter may be viewed at the Investor Relations section of the Company’s website at www.coachmen.com, by clicking on the “Corporate Governance” link under the “Investor Relations” option, or by submitting a written request to the Company’s Secretary at the address listed on page 20. Each Committee’s membership is determined by the Board.

AUDIT COMMITTEE

Members: Edwin W. Miller, Chairman; Robert J. Deputy and William P. Johnson, members.

Functions:
▪	Appoint, monitor and, if necessary, terminate the independent registered public accounting firm serving as "independent auditors" and oversee their activities and independence.
▪	Review the non-audit services provided by the independent auditors and pre-approve such services.
▪	Review audit reports, periodic filings with the SEC of quarterly and annual financial statements, and related financial matters.
▪	Oversee management's activities in:
o	maintaining the reliability and integrity of the accounting policies and financial reporting and disclosure practices of the Company;
o	establishing and maintaining processes to assure that an adequate system of internal control is functioning within the Company; and
o
establishing and maintaining reasonable processes to assure compliance by the Company with all applicable laws, regulations and corporate policies, including compliance, risk management and legal affairs.

The Governance Committee has determined that the members of the Audit Committee are "independent" as defined in the corporate governance listing standards of the New York Stock Exchange relating to audit committees. The three Committee members, Robert J. Deputy, William P. Johnson, and Edwin W. Miller, have been designated as financial experts of the Audit Committee.

The Audit Committee met nine times in 2008, five of those were via conference calls.

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AUDIT COMMITTEE REPORT

The Audit Committee, in carrying out its role, relies on the Company's senior management, including senior financial management, and its independent auditors.

The Audit Committee of the Board of Directors oversees the Company's financial reporting process on behalf of the Board of Directors. It met, either in person or via conference calls, with management and the Company's independent auditors nine times during 2008 and has reported the results of its activities to the Board of Directors. In connection with these meetings, the Audit Committee has:
▪	reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2008 with the Company's management and the independent auditors (both with and without management);
▪
reviewed and discussed the unaudited quarterly financial information, the quarterly earnings press releases, any interim financial press releases, and Quarterly Reports on Form 10-Q with management and the independent auditors;

▪
discussed with Ernst & Young LLP, the Company's independent auditors, the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards), as amended by Statement on Auditing Standards No. 90 (Communication With Audit Committees) and applicable SEC regulations, with respect to the quality, not just the acceptability of the Company's accounting principles;

▪
received the written disclosures and the Disclosure Communications letter from Ernst & Young LLP as required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountants’ communications with the Audit Committee regarding independence and has discussed with Ernst & Young LLP its independence; and

▪	discussed the Company’s major financial risk exposures and reviewed steps taken to monitor and control those risks.

Based on the review and discussions described above with respect to the Company's audited financial statements included in the Company's 2008 Annual Report to Shareholders, we have recommended to the Board of Directors that such financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2008 for filing with the Securities and Exchange Commission.

Members of the Audit Committee:
Edwin W. Miller, Chairman
Robert J. Deputy, Member
William P. Johnson, Member

MANAGEMENT DEVELOPMENT/COMPENSATION COMMITTEE

Members: Geoffrey B. Bloom, Chairman; Directors John A. Goebel and Donald W. Hudler.

Functions:
•	develop and administer the compensation policies and practices of the Company
•	administer the Company's benefit, retirement programs and equity incentive plans and recommend changes subject to the approval of the Board of Directors
•	establish executive compensation
•	review and recommend management development practices and programs

The Committee met four times in 2008 in addition to two meetings held via teleconference.

Compensation Discussion and Analysis

Overview of Compensation Philosophy:

The Board’s Management Development and Compensation (MDC) Committee is composed entirely of independent directors and is responsible for developing and overseeing Coachmen’s executive compensation and benefit programs in addition to the overall compensation policies and practices of the Company.  The MDC Committee establishes executive compensation and administers the Company's benefit, retirement programs and equity incentive plans and recommends changes to such plans subject to the approval of the Board of Directors.

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The Company's compensation philosophy is to provide a competitive compensation program with incentives to achieve superior financial performance for the Company's stockholders.  The Company's executive compensation policies are designed to achieve these primary objectives:
•	Attract, retain, reward and motivate highly talented employees, who will lead the Company and achieve and inspire superior performance;
•	Provide incentives to improve the performance of Coachmen overall and the business sector to which an executive is assigned;
•
Align the interests of management with those of the Company's shareholders in both the short and long-term by placing a significant portion of compensation "at risk", based upon the performance of the Company and its business units.

Components of Compensation

Total compensation for the Company’s executives generally consists of a base salary, an annual performance incentive plan, long-term equity incentive plan, life insurance and various other employee benefit plans generally available to all full-time employees of the Company.  Salaries are typically reviewed annually, on or about March 31st of each year, as well as at the time of a promotion or other change in responsibilities.  The Committee sets executive salaries based on competitive market levels, experience, individual and Company performance, levels of responsibility and inflationary factors. Base salaries are targeted in the range of the 25th through the 50th percentile, based on survey results of companies in Coachmen's peer group, as well as a range of manufacturing companies with whom Coachmen might reasonably compete for executive talent.  The base salary combined with incentive compensation is targeted at above the 50th percentile of the peer group.  The Company’s peer group generally includes other companies in the Recreational Vehicle or Systems-built Housing industries, such as Champion Enterprises, Inc., Fleetwood Enterprises, Inc., Monaco Coach Corporation, Palm Harbor Homes, Inc., Skyline Corporation, Thor Industries, Inc. and Winnebago Industries, Inc. among others.

Base Salary

In setting the base salaries for the named executive officers for 2008, the Committee considered a number of factors.  For 2008, during the corporate planning process the aggregate average salary increases for all employees was set at a 2.5 percent increase.  The level of aggregate salary increase was based on the levels required for the Company to remain competitive with peer companies (in part to make up for prior years where the pool lagged our competition), amounts required to retain talented employees and the overall rate of inflation in wages in general.  This aggregate increase in total salary expense was then allocated to specific employees based on performance, such that the higher performing individuals might receive greater than 2.5 percent increase, while employees with below average performance might receive a smaller salary increase or no increase at all.  In addition to these factors, the Committee considered the performance of the named executive officers summarized as follows:

•
The independent directors assessed Mr. Lavers’ 2007 performance.  They considered the Company’s and Mr. Lavers’ accomplishments of various objectives during 2007.  They noted that under Mr. Lavers’ leadership, the Company had made significant progress in improving the operations of the Company, reducing overall operating costs and changing the strategic direction of the Company.  They also took into account the challenges of assuming a significant leadership role in the Company, especially when considering the overall financial performance over the two previous years.  They also reviewed the significant increase in responsibilities of Mr. Lavers as well as his total compensation when compared to executives with similar responsibilities among the Company’s peer group in addition to compensation requirements with a primary goal of retention of the named executives.  However, due to difficult market conditions, the decision was made to freeze all executive management salaries for 2008.  After consideration of all these factors, Mr. Lavers’ annual salary was kept at $360,000.

The Committee reviewed similar considerations for all of the other named executives.

•
With regard to Ms. Zuhl the Committee considered her experience and leadership within the area of the finance and accounting function, strong internal controls established for the Company as well as her management of relationships with the Company’s banking partners.  The Committee also considered her current salary level as compared to executives of similar roles and responsibilities within the Company’s peer group, with a primary goal of executive retention.  However, due to difficult market conditions, the decision was made to freeze all executive management salaries for 2008.  After consideration of all these factors, Ms. Zuhl’s annual salary was kept at $175,000.

•
The Committee reviewed Mr. Bedell’s qualifications and because his tenure did not begin until 2007, the Committee relied primarily on an analysis of the levels of compensation for executives of similar roles and responsibilities within the Company’s peer group, as well as Mr. Bedell’s past experience in leading a division of the Company when he was previously associated with the Company and his salary at his previous employer.  However, due to difficult market conditions, the decision was made to freeze all executive management salaries for 2008.After consideration of all these factors, Mr. Bedell’s annual salary was kept at $265,000.

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•
In establishing Mr. Terlep’s annual salary, the Committee noted that he had not received any increase in annual base salary since 2005.  The Committee also considered his current salary level as compared to executives of similar roles and responsibilities within the Company’s peer group, with a primary goal of executive retention.  However, due to difficult market conditions, the decision was made to freeze all executive management salaries for 2008.After consideration of all these factors, Mr. Terlep’s annual salary was kept at $320,000.

•
The Committee reviewed Mr. Thimlar’s performance with regard to the management of the Company’s human resources, with particular consideration to his management of employee benefit plans and associated expenses as well as the level of voluntary employee turnover.  The Committee also considered his current salary level as compared to executives of similar roles and responsibilities within the Company’s peer group with a primary goal of executive retention.  However, due to difficult market conditions, the decision was made to freeze all executive management salaries for 2008.  After consideration of all these factors, Mr. Thimlar’s annual salary was kept at $102,000.

Due to continued difficult market conditions and based on management’s recommendation, no annual salary increases are anticipated to be awarded to any of the Named Executive Officers for 2009.

2008 Annual Executive Incentive Compensation Plan

The 2008 Executive Incentive Compensation Plan is a cash incentive compensation plan in which executives and key managers participate, based on established targets based on pre-tax profits or significant reductions in pre-tax losses from the prior year.  For named executive officers covered under the plan, the Committee determines the performance measures and other terms and conditions of awards.

For 2008, incentive compensation included performance goals which were divided among personal performance goals, division or segment profitability and overall corporate profitability.  For the portion of the incentive compensation based on profitability, the Committee approved a set percentage of the pre-tax profit generated by the division, segment or total Company to be awarded to each of the named executive officers.  The threshold for achieving any bonus by the named executives is for the appropriate division, segment or total Company to generate a pre-tax profit.  Once profitability was achieved, the executives would have earned an award based on their award percentage and the amount of pre-tax profit generated.  There was no maximum award assigned in the program.  In 2008, no bonuses were earned under the plan based on minimum levels of pre-tax profit for the Company or appropriate business unit or segment.

In addition to the incentive compensation based on pre-tax profit, the Committee established a bonus pool for management in the form of a capped payment based on the achievement of specific personal performance goals of the individual executive involved as long as the company met profitability objectives.  Personal goals were established at the beginning of the year with the intention of establishing specific goals that would contribute to the overall operating efficiency and profitability of the Company or appropriate business unit.  At the conclusion of the year, the Committee evaluated the performance of the Named executive officers in achieving the personal performance goals established at the beginning of the year, however, none of the Named Executive officers was awarded incentive compensation from this pool since the Company did not meet its profitability objectives.

Examples of the personal goals for the Named Executive Officers are presented below:
•	Reach profitability for the consolidated Company in 2008 and forward
•	Reduce selling, general and administrative expenses
•	Improve sales and profitability forecasting
•	Increase and improve dealer/builder networks
•	Increase market share
•	Improve execution on new product initiatives
•	Reduce voluntary employee turnover
•	Improve comprehensive management training program
•	Identify, recognize and improve management team

Long-term Incentive Plans:

Long-term incentive compensation opportunities are provided to executives in positions with significant responsibilities, accountabilities and potential impact on the long-term corporate performance. In the past, long-term incentive compensation was generally made available in the form of stock options, but presently are in the form of restricted stock.  These awards are available under the 2000 Omnibus Stock Incentive Plan, as approved by the shareholders. The Committee approves participation in and the level of stock option grants and stock awards made to individual executives.

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The 2008 Long Term Incentive Program, (the "PERFORMANCE BASED RESTRICTED STOCK PLAN"), was approved for senior managers for implementation in February, 2008.  The purpose of the Performance Based Restricted Stock Plan is to further align the interests of executives and senior management with those of the shareholders, to motivate and reward superior performance, to enhance recruitment and retention and to advance stock ownership by senior company executives. The plan provided senior managers an opportunity for an incentive award consisting of restricted stock grants.

Once earned, the awards vest at the rate of 33% per annum over a three year period subject to the employees continued employment with Coachmen.  The restricted stock awards were based on certain performance goals that consisted of targeted levels of pre-tax profits for the Company for the first quarter of 2008 as well as pre-tax profit goals for the entire year.  Restricted stock award goals were implemented for the first quarter in order to focus management on profitability for the first quarter, which is historically a difficult earnings period for the Company.  If the Company met the minimum, threshold and maximum target levels of pre-tax profits for either the first quarter goals or the full year goals, the participants would earn corresponding levels of awards.  Since the Company met the minimum profitability performance goals for the the first quarter, and to the extent the participant remains employed by the Company during the vesting period, the earned restricted shares will vest and will be delivered to the Participants over the three-year vesting period: one-third on January 1, 2009, one-third on January 1, 2010 and one-third on January 1, 2011.

Based upon the Company's performance in 2008, the shares awarded for the entire year of 2008 were not earned and thus were forfeited as of December 31, 2008.

In the event of a "Change in Control," for any awards earned under the Plan, all shares subject to restricted stock awards would vest immediately, and would be delivered to the participants, without restrictions.  If a change of control of the Registrant had occurred during 2008, the participant would be deemed to have met a pro-rated percentage of the performance goal and would earn a pro-rated percentage of the participant’s restricted shares.  If a change of control of the Registrant had occurred after 2008 but before all earned restricted shares had vested, all earned but unvested shares would have vested immediately upon the change of control.

To be eligible for a distribution a participant must have participated as a full time employee of the Company, continuously from the beginning of the Performance Measurement Period, unless the participant's employment is terminated by reason of death, disability, or normal retirement, or the Committee, in its discretion, determines otherwise. In the event a participant's employment is terminated for other than cause or early retirement, said termination must be in compliance with the Company's Code of Conduct and any applicable Business Protection Agreements.

The Committee believes that long-term incentives encourage equity ownership interest in the Company, assuring that the interests of the Company's senior executives are closely aligned with the interests of the shareholders.

Retirement and Deferred Compensation Benefits

Executive Savings Plan

In addition to the Company's 401(k) qualified retirement plan, the Executive Management Committee of the Company are eligible to participate in a non-qualified Executive Savings Plan (ESP). The ESP allows for these executives to defer additional compensation since the Company provides no pension plan and many are limited on the contributions they may defer to the Coachmen 401(k) plan due to 401(k) plan regulations. The investments are not funded directly, including the matching contributions and investments in Company stock. Instead, the plan administrator tracks the performance of investments in mutual funds and Company stock as directed by the participant and a liability to the participant is recorded by the Company based on the performance of the phantom investments. Together with the Company's 401(k) plan, these benefits create a competitive retirement benefit that includes matching Company stock contributions and vesting requirements.  Participant benefits are limited to the value of the vested benefits recorded on their behalf.  The plan also provides a split dollar life insurance benefit.  During 2008, the ESP matching contribution was eliminated. Participants can elect to defer up to 30% of their salary and up to 50% of their annual bonus to the plan. The ESP contains a five-year cliff vesting schedule.  All of the Named Executive Officers participated in the ESP as of December 31, 2008.

Executive Benefit and Estate Accumulation Plan (non-active plan)

The Executive Benefit and Estate Accumulation plan ceased accepting new participants in 1999. The Executive Benefit and Estate Accumulation plan was formerly provided to senior managers and other executives in leadership roles within the Company, including members of the Board of Directors.  The Executive Savings and MIRROR Plans replaced the Executive Benefit and Estate Accumulation Plan (EBP).  Under the Executive Benefit and Estate Accumulation Plan, each participant elected to defer a set amount of their annual salary for a period of not more than 8 years. In addition, the Company agreed to make a fixed annual contribution to the employee’s deferred benefit account for an equal period. The Company’s matching contribution amount varied among participants based on seniority, age, position and salary.

Index

Each participant had the option of electing a lump sum distribution or payment over 20 years.  The projected benefits payable from the Executive Benefit and Estate Accumulation Plan upon retirement, assuming retirement occurs at age 65, are as follows: Mr. Lavers $206,763, Mr. Terlep $1,021,554 and Mr. Thimlar $813,451. Ms. Zuhl and Mr. Bedell are not participants in this plan.

Medical, Dental, Life Insurance and Disability Coverage

Active employee benefits such as medical, dental, vision, life insurance and disability coverage are available to all active employees.  The Company provides up to $50,000 in life insurance coverage and up to $3,000 per month in long-term disability coverage.  The value of the benefits provided on an equal basis to all employees is not required to be included in the Summary Compensation Table since they are made available on a Company-wide basis to all employees at identical premium costs.

Other Paid Time Off Benefits

The Company also provides vacation and other paid holidays to all employees, including the named executive officers, which are comparable to those provided at other similar sized companies.

Other Benefits

The Committee approved an Executive Life Insurance Plan that provides the ESP Plan participants the ability to select either $1,000,000 or $500,000 of term life insurance coverage and the MIRROR Plan participants the ability to select either $500,000 or $250,000 of term life insurance coverage.  The Committee believes that this benefit enhances the Company's ability to attract and retain executive talent.  In addition, the ESP and Mirror Plan provide for enhanced disability coverage once an executive has been selected for participation in the Plan.

On November 25, 2008, the Management Development and Compensation Committee of Coachmen’s board of directors granted restricted Coachmen common shares to certain executive officers. A total of 114,000 shares were granted to advance the interests of the Company and for retention purposes over the vesting period of the stock grants. The grants were conditioned on the closing of the Asset Sale of the recreational vehicle business to Forest River, Inc. and will vest at the earliest of (i) two years from the date of issuance, provided the employee remains continuously employed by Coachmen, (ii) death, (iii) disability, or (iv) a change of control.  With respect to Mr. Terlep, he must return to the employ of Coachmen after his six-month period of employment by Forest River and then remain employed by Coachmen for the balance of the two-year vesting period.

For certain senior executive officers, the Company provides professional and social club memberships intended to foster and strengthen business and professional relationships within the local community and to make appropriate venues available for business-related functions.  Certain senior executives also receive a fixed monthly travel allowance to defray the costs of automobile travel relating to company business.  In addition, certain senior executives are provided with an annual physical examination.

Determinants of Material Changes in Compensation

The MDC Committee examines a variety of factors that may determine whether a material change in executive compensation is warranted.  Factors such as individual performance relative to peers, achievement of specific objectives laid out by the board of directors, compensation of industry peers of similar levels of experience and responsibility and input from any salary consultants that the Committee may decide to use are among those considered by the board when contemplating such a material change.

Separation Payments

As a general matter, the Company does not utilize employment contracts.  However, the Company, when deemed appropriate, allows for specified separation or severance payments in the event of a senior executive’s involuntary separation from the company.  Such payments are typically based in part on the executive’s compensation level and years of service, as well as the circumstances surrounding the termination, the needs and condition of the Company, the reasons for termination, performance or non-performance and the executive’s individual circumstances.

Consideration of Prior Compensation

The MDC Committee regularly reviews and considers prior compensation, including deferred compensation, options and restricted stock awards when establishing compensation levels for executive officers.

Index

Federal Tax Treatment

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Tax Code”), places a limit of $1 million on the amount of compensation that the Company may deduct in any one year with respect to each of its five most highly paid executive officers.  There is an exception to the limitation for performance-based compensation meeting certain requirements.  Annual cash incentive compensation and stock option awards generally are performance-based compensation meeting those requirements and, as such, are fully deductible.  Restricted stock and restricted stock units are not considered performance-based under section 162(m) of the Tax Code and, as such, are generally not deductible by the Company.  All other annual incentives and long-term incentive amounts will be deductible when they are paid to the executive officers.

Participants who have been granted awards of restricted shares of Common Stock will not realize taxable income at the time of the grant, and the Company will not be entitled to a tax deduction at the time of the grant, unless the participants make an election to be taxed at the time of the award.  When the restrictions lapse, participants will recognize taxable income in an amount equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for such shares.  The Company will be entitled to a corresponding tax deduction.

The grant of an unrestricted stock award will produce immediate tax consequences for both the participant and the Company.  The participant will be treated as having received taxable compensation in an amount equal to the then fair market value of the Common Stock awarded.  The Company will receive a corresponding tax deduction.

Participants who have been granted performance award (incentive compensation) will not realize taxable income at the time of the grant, and the Company will not be entitled to a tax deduction at such time.  Participants will realize ordinary income at the time the award is paid, equal to the amount of cash paid or the value of the shares delivered and the Company will have a corresponding tax deduction.

Executive Stock Ownership Guidelines

Stock ownership guidelines have been established for senior executives and officers.  The established guidelines range up to four times base salary for key officers that may be designated by the Committee.  The targeted stock ownership should be achieved within four (4) years of becoming a senior executive or officer.  Shares to be counted include shares held in the executives' 401(k), LTI Plan or IRA, Executive Savings Plan, restricted shares, shares held in trust or in beneficial ownership by or for an immediate family member, shares purchased on the open market or through the Employee Stock Purchase Plan, or shares held following the exercise of stock options.  Stock options are not counted towards the executive's stock ownership position until exercised.

Role of Executive Officers

Executive officers prepare the annual compensation plan.  All compensation related to the executive officers is approved by the MDC Committee. In addition, the MDC Committee approves the performance measures and the amount of target bonus figures for executive officers for both incentive compensation and restricted stock awards.

Change in Control Agreements

The Company has entered into Change in Control Agreements with certain key employees, including the named executive officers.  Each Change in Control Agreement provides for the payment of benefits in the event that, within a three-year period following the date of a "change in control," (i) the executive's employment is terminated by the Company without "cause," or (ii) the executive terminates employment for "good reason".  The terms "change in control," "cause" and "good reason" are defined in the Agreements.  The amount of the benefits payable to an executive entitled thereto would be an amount equal to accrued salary through the termination date and an annual bonus based upon performance of the business plan approved by the Committee for that year, plus either 2 or 3 times the sum of (i) the executive's annual base salary at the rate in effect at the time of the change in control or upon termination, whichever is greater, plus (ii) the executive's anticipated annual bonus based upon the business plan approved by the committee for that year.  The Agreements also provide for the full vesting of an executive's 401(k) account and a payment in an amount equal to the matching contribution for a two or three-year period, as well as the acceleration of vesting of any outstanding options or shares of restricted stock and the continuation of certain fringe benefits for an 18 month period.  In addition, several of the benefit plans provide for modified vesting and contribution provisions upon a change in control.    The term of the agreements shall extend through the executive's term of employment, or the third anniversary of the date of a change in control of the Company, if sooner.  Upon triggering of the Change in Control Agreements, money sufficient to fund these payments will be deposited in a rabbi trust.

Index

The following table sets for the amounts of compensation that could have been realized had a change in control event occurred at December 31, 2008:

	Deferred compensation and other benefits earned that would become payable immediately*	Potential compensation to be earned upon a change in control event**	Total
Mr. Lavers	$575,424	$1,104,072	$1,679,496
Ms. Zuhl	$44,652	$373,521	$418,173
Mr. Bedell	$53,578	$546,256	$599,834
Mr. Terlep	$295,461	$662,831	$958,292
Mr. Thimlar	$167,039	$219,793	$386,832

* -	Under the current change in control agreements, these amounts represent compensation and benefits previously earned which would be required to be paid upon a change in control of the company.
** -
Under current agreements, these amounts would be payable only upon a subsequent termination within three years of the change in control.  Termination includes termination without cause, or the resignation of the executive resulting from an adverse change or reduction in the executive’s authority, duties, or responsibilities, a reduction in or failure to pay any portion of executive’s annual base salary or bonus, the failure to provide the executive with compensation and benefits which are in the aggregate, no less favorable than those provided immediately prior to the change in control, any material breach of any provision of the change in control agreement, or the executive being required to relocate to a principal place of employment more than 50 miles from the current place of employment.  Amounts due upon such a termination range from two to three times the executive’s base salary, the executive’s target bonus, any unpaid supplemental deferred compensation that had been accrued but unpaid, a matching contribution to the executive’s 401(k) plan account (which was suspended November 15, 2008), payment of outplacement services and medical, dental, life, disability and accidental death and dismemberment benefits for the executive and the executive’s family members for 18 months following the termination or until the executive becomes employed.

For the 2008 Plan, the change of control agreement was amended. The MDC Committee believed that to better align management incentives with shareholders, management’s compensation in the event of a change in control should reflect management’s performance up to and including the time of the change of control event.  For the 2008 Annual Executive Incentive Compensation Plan, if a change of control of the Company occurred during 2008, the participant would receive an amount equal to 100% of the executive’s earned annual bonus pro-rated based on the number of days in the fiscal year of the company to which such earned annual bonus relates.  Earned annual bonus means the bonus the executive would have earned under the Plan calculated based on the actual results of the Company through the end of the quarter immediately preceding the quarter in which the change of control occurred, annualized as if that level of performance had continued through the end of the year.  In no case shall the earned annual bonus exceed the target annual bonus for the year.  For the 2008 Long-term Incentive Plan, if a change of control of the Company occurred during 2008, the participant would be awarded restricted shares, if the Company’s earnings at the time of the change in control, when annualized, would exceed the award threshold.  All such shares deemed to be earned pursuant to this paragraph would vest immediately upon the change in control.  If a change of control of the Registrant occurred after 2008 but before all restricted shares have vested, all earned but unvested shares would vest immediately upon the change of control.

Benchmarking of Compensation

Salaries are typically reviewed annually, on or about March 31st of each year.  The Committee sets executive salaries based on competitive market levels, experience, individual and Company performance, levels of responsibility and inflationary factors.  Base salaries are targeted in the range of the 25th through the 50th percentile, based on survey results of companies in Coachmen's peer group, as well as a range of manufacturing companies with whom Coachmen might reasonably compete for executive talent.  The base salary combined with incentive compensation is targeted at above the 50th percentile of the peer group.

Role of Consultants

The MDC Committee has the authority to engage the services of outside advisors, experts and other consultants to assist the committee in setting compensation levels and directing executive compensation policy.  At present, the committee has not engaged any outside advisors to assist in its responsibilities.

Index

2009 Plan Changes

For 2009, incentive compensation will include performance goals which are divided among personal performance goals, division and/or segment profitability and overall corporate profitability.  Of the 2009 target incentive compensation payment, approximately 30% of this target is in the form of a capped payment based on the achievement of specific personal performance goals of the individual executive involved.  Personal goals are established at the beginning of the year with the intention of establishing specific goals that will contribute to the overall operating efficiency and profitability of the Company or appropriate business unit.  The remainder of the incentive compensation program is variable based on the pre-tax profit of the Company and appropriate business unit or segment.

The likelihood of the named executives achieving the personal goals portion of the incentive compensation plan is primarily dependent on the goals set for each individual and the effort expended by those individuals towards achieving those goals.  For 2009, there will be no bonuses based upon personal performance goals unless the Company is profitable, overall.  The MDC Committee believes it is likely that executives will reach the area of the midpoint of the total personal performance bonus pool for 2009 if the Company is profitable.

Due to economic conditions and based on management’s recommendation, no annual salary increases are anticipated to be awarded to any of the named executive officers for 2009.

The 2009 Restricted Stock Plan has been adjusted as follows:

•
The awards will vest at the rate of 33% per annum over a three year period subject to the employees continued employment with Coachmen.  The restricted stock awards are based on certain performance goals that must be met.  The performance goals consist of two target levels of annual pre-tax profits for the Company set at $3 million for the minimum award and $8 million for the maximum award.

To the extent the Company meets the performance goals for the year, and the participant remains employed by the Company during the vesting period, the earned restricted shares will vest and be delivered to the Participants over a three-year vesting period: one-third on January 1, 2010, one-third on January 1, 2011 and one-third on January 1, 2012.

If a change of control of the Registrant occurs during 2009, the participant will be awarded restricted shares, if the Company’s earnings at the time of the change in control, when annualized, would exceed the award threshold.  All such shares deemed to be earned pursuant to this paragraph will vest immediately upon the change in control.  If a change of control of the Registrant occurs after 2008 but before all restricted shares have vested, all earned but unvested shares will vest immediately upon the change of control.

A 2009 Special Stock-Based Retention Plan has been adopted to recognize employees who have made financial sacrifices from the plan period October 20, 2008 through December 1, 2009.  Members of the Executive Management Committee will be included in the plan which will pay $1.20 of Company stock at a 15% discount for every dollar sacrificed as a result of a salary reduction or unpaid vacation time during the plan period.  Shares awarded will immediately vest but must be held for one year.

MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE REPORT

The Management Development and Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE

Geoffrey B. Bloom, Chairman
John A. Goebel
Donald W. Hudler

Index

SUMMARY COMPENSATION TABLE:

Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Non-qualified Deferred Compensation Earnings	All Other Compensation	Total
		($)	($)	($)	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

Richard M. Lavers (1)	2008	$349,764	$0	$51,000	$0	$0	$0	$114,108	$514,872
Chief Executive	2007	$347,500	$0	$0	$0	$167,688	$0	$74,339	$589,527
Officer	2006	$290,417	$50,000	$0	$0	$0	$2,364	$54,853	$397,634

Colleen A. Zuhl (2)	2008	$171,640	$0	$20,400	$0	$0	$0	$31,041	$223,081
Chief Financial Officer	2007	$165,500	$0	$0	$0	$62,150	$0	$19,519	$247,169
	2006	$129,167	$0	$10,630	$0	$2,470	$0	$8,862	$151,129

Rick J. Bedell (3)	2008	$256,847	$0	$10,200	$0	$0	$0	$33,068	$300,115
President, CBI dba All	2007	$265,000	$0	$0	$0	$49,600	$0	$28,676	$343,276
American Housing, LLC

Michael R. Terlep, Jr.	2008	$316,215	$0	$10,200	$0	$0	$0	$27,565	$353,980
President, CLI dba	2007	$314,250	$0	$0	$0	$39,900	$0	$31,009	$385,159
Coachmen RV Group	2006	$297,000	$0	$0	$0	$0	$3,506	$28,842	$329,348
& President, Coachmen Recreational Vehicle Company, LLC

Leslie G. Thimlar	2008	$98,862	$0	$6,120	$0	$0	$2,811	$16,688	$124,481
VP, Human Resources	2007	$99,000	$0	$0	$0	$16,900	$3,225	$12,132	$131,257
	2006	$90,000	$0	$0	$0	$1,482	$2,022	$7,975	$101,479

(1)                   Mr. Lavers was appointed Chief Executive Officer on August 28, 2006. Prior to that, Mr. Lavers served as Chief Financial Officer and Chief Administrative Officer from December 5, 2005 to August 28, 2006. Prior to December 5, 2005, Mr. Lavers served as Executive Vice President, General Counsel and Secretary.

(2)                   Ms. Zuhl was appointed Chief Financial Officer on August 28, 2006.

(3)                   Mr. Bedell was appointed President of All American Homes on January 1, 2007.

(c)                   Included in salary are amounts deferred under the Management Development/Compensation Committee approved deferred compensation agreements for certain corporate and subsidiary officers. These agreements provide either lump sum or monthly payments to the executives upon retirement based upon the executive's election under the plan. Deferred salary amounts were as follows:

	2008	2007	2006
Mr. Lavers	$142,075	$106,875	$82,604
Ms. Zuhl	$20,798	$16,921	$12,917
Mr. Bedell	$22,083	$26,500	n/a
Mr. Terlep	$26,667	$31,425	$29,700
Mr. Thimlar	$5,940	$4,108	$1,800

Index

(d)                   Included in bonus compensation are amounts deferred under the MDC Committee approved deferred compensation agreements for certain corporate and subsidiary officers. These agreements provide either lump sum or monthly payments to the executives based upon the executive's election under the plan. Amounts are deferred in the year following the earning of the incentive compensation. Deferred bonus amounts were as follows:

	2008	2007	2006
Mr. Lavers	$0	$20,000	$0
Ms. Zuhl	$0	$0	$0
Mr. Bedell	$0	$0	n/a
Mr. Terlep	$0	$0	$0
Mr. Thimlar	$0	$0	$0

(e)                   Restricted Stock grants are awarded periodically to certain corporate and subsidiary officers (see Note 8 of Notes to the Consolidated Financial Statements). The following grants were awarded to the Named Executive Officers:

	2008	2007	2006
Mr. Lavers	$51,000	$0	$0
Ms. Zuhl	$20,400	$0	$10,630
Mr. Bedell	$10,200	$0	n/a
Mr. Terlep	$10,200	$0	$0
Mr. Thimlar	$6,120	$0	$0

 (f)            During 2008, 2007 and 2006, there were no stock option grants awarded from the Company's 2000 Omnibus Stock Incentive Program.

 (g)          Included in non-equity incentive plan compensation are amounts deferred under the MDC Committee approved deferred compensation agreements for certain corporate and subsidiary officers. These agreements provide either lump sum or monthly payments to the executives based upon the executive's election under the plan. Amounts are deferred in the year following the earning of the incentive compensation. Deferred bonus amounts were as follows:

	2008	2007	2006
Mr. Lavers	$67,075	$0	$0
Ms. Zuhl	$6,215	$247	$0
Mr. Bedell	$0	$0	n/a
Mr. Terlep	$0	$0	$0
Mr. Thimlar	$1,690	$148	$0

(h)                   The MDC Committee has approved deferred compensation agreements for certain corporate and subsidiary officers. These agreements provide either a lump sum or monthly payments to executives upon retirement based upon the executive’s election under the plan. The amounts in this column include the Company’s contribution under the deferred compensation plan and interest earned above 120% of the applicable federal rate. The interest earned above 120% of the applicable federal rate is presented above in column (h).

(i)                    On November 25, 2008, the Management Development and Compensation Committee of Coachmen’s Board of Directors granted restricted Coachmen common shares to certain executive officers. A total of 114,000 shares were granted. The grants were conditioned on the closing of the Asset Sale of the recreational vehicle business to Forest River, Inc. and will vest at the earliest of (i) two years from the date of issuance, provided the employee remains continuously employed by Coachmen, (ii) death, (iii) disability, or (iv) a change of control.  With respect to Mr. Terlep, he must return to the employ of Coachmen after his six-month period of employment by Forest River and then remain employed by Coachmen for the balance of the two-year vesting period.

Ms. Zuhl's 2006 award vested September 8, 2008.

No dividends are paid on the unvested portion of the awards.

Compensation expense was recognized in 2009 for 1st Quarter performance in connection with the 2008 Performance Based Restricted Stock Plan.

Index

Included in all other compensation are the following amounts:

	* EBP Employer Contribution	401(k) Employer Match	** Split Dollar Life Insurance	* ESP Employer Match	Travel Allowance	*** Perquisites	Physicals	Asset Sale Tax Gross-up	TOTAL ALL OTHER COMPENSATION
2008 Compensation

Richard M. Lavers	$0	$3,340	$1,870	$71,038	$7,200	$7,461	$476	$22,723	$114,108

Colleen A. Zuhl	$0	$1,780	$1,200	$10,399	$7,200	$1,446	$0	$9,016	$31,041

Rick J. Bedell	$0	$1,987	$2,340	$11,042	$7,200	$5,689	$331	$4,479	$33,068

Michael R. Terlep, Jr.	$0	$2,666	$640	$13,333	$7,200	$3,419	$307	$0	$27,565

Leslie G. Thimlar	$0	$1,104	$960	$2,970	$7,200	$1,384	$307	$2,763	$16,688

2007 Compensation

Richard M. Lavers	$0	$6,200	$1,750	$53,438	$4,800	$7,465	$686	$0	$74,339

Colleen A. Zuhl	$0	$3,103	$1,130	$8,460	$4,800	$1,446	$580	$0	$19,519

Rick J. Bedell	$0	$4,726	$2,075	$13,250	$4,800	$3,318	$507	$0	$28,676

Michael R. Terlep, Jr.	$0	$5,809	$600	$15,713	$4,800	$3,580	$507	$0	$31,009

Leslie G. Thimlar	$0	$2,352	$890	$2,054	$4,800	$1,384	$652	$0	$12,132

2006 Compensation

Richard M. Lavers	$1,000	$4,647	$1,600	$36,302	$4,800	$5,902	$602	$0	$54,853

Colleen A. Zuhl	$0	$2,233	$550	$1,033	$3,600	$1,446	$0	$0	$8,862

Michael R. Terlep, Jr.	$0	$4,752	$560	$14,850	$4,800	$3,359	$521	$0	$28,842

Leslie G. Thimlar	$0	$1,440	$425	$720	$3,600	$1,384	$406	$0	$7,945

*        See page 8 for further discussion of the Executive Savings Plan (ESP) and Executive Benefit and Estate Accumulation Plan (EBP).
**     The economic benefit of the Split Dollar Life Insurance represents the value of the life insurance to the executive based on age and coverage amounts.
***   Perquisites include Country Club Dues and Disability Insurance Premiums.
**** On November 25, 2008, the Management Development and Compensation Committee of Coachmen’s Board of Directors granted restricted Coachmen common shares to certain executive officers. A total of 114,000 shares were granted. The grants were conditioned on the closing of the Asset Sale of the recreational vehicle business to Forest River, Inc.  The value of the common shares were grossed up.

Index

GRANTS OF PLAN BASED AWARDS FOR 2008:

		Estimated Future payouts under non-equity incentive plan awards			Estimated future payouts under equity incentive plan awards
Name	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum	All other stock awards; Number of shares of stock or units	All other option awards; Number of securities underlying options	Exercise or base price of option awards	Grant Date Fair Value of Stock and Option Awards
		($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Sh)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)

Richard M.	1/1/2008			$195,000	5,625	22,500	50,625	50,000
Lavers

Colleen A. Zuhl	1/1/2008			$75,000	3,750	15,000	18,000	20,000

Rick J. Bedell	1/1/2008			$60,000	3,375	13,500	18,000	10,000

Michael R.	1/1/2008			$60,000	3,375	13,500	18,000	10,000
Terlep, Jr.

Leslie G.	1/1/2008			$22,500	1,688	6,750	9,000	6,000
Thimlar

(e)                   Under the 2008 Incentive Compensation Plan, each of the named executive officers was awarded a specific percentage of the Company’s pre-tax profits. This portion of the Plan was not subject to any maximum amount. The MDC Committee also assigned a specific bonus pool to be awarded to the Named Executive Officers based on the achievement of specific personal goals established at the beginning of the year. The 2008 personal goal awards were dependent upon the profitability of the Company. Therefore, no awards will be paid. The maximum amount presented in column (e) above represents the maximum available for only the personal goal bonus pool.
(f)                   Based upon the Company's performance in the first quarter of 2008, the threshold was met and the shares awarded in 2008 were earned.
(g)                  Based upon the Company's performance in 2008, the shares awarded in 2008 for meeting target profitability were not earned and thus were forfeited as of December 31, 2008.
(h)                  Based upon the Company's performance in 2008, the shares awarded in 2008 for meeting full year maximum were not earned and thus were forfeited as of December 31, 2008.
(i)                   On November 25, 2008, the Management Development and Compensation Committee of Coachmen’s Board of Directors granted restricted Coachmen common shares to certain executive officers. A total of 114,000 shares were granted. The grants were conditioned on the closing of the Asset Sale of the recreational vehicle business to Forest River, Inc. and will vest at the earliest of (i) two years from the date of issuance, provided the employee remains continuously employed by Coachmen, (ii) death, (iii) disability, or (iv) a change of control.  With respect to Mr. Terlep, he must return to the employ of Coachmen after his six-month period of employment by Forest River and then remain employed by Coachmen for the balance of the two-year vesting period.
(l)                   During 2008, 2007 and 2006, there were no stock option grants awarded from the Company's 2000 Omnibus Stock Incentive Program to the executives named in this proxy or to any other employee. For option awards granted in 2003 and 2002 which fully vested in 2007 and 2006, due to the small number of shares covered by the options, as well as the value of the shares covered by the options, the total compensation expense for those years was deemed immaterial, resulting in zero option-related compensation expense realized over those periods.

Index

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2008:

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options- Exercisable	Number of Securities Underlying Unexercised Options-Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Been Vested	Market Value of shares or Units of Stock That Have Not Been Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
	(#)	(#)	(#)	(#)		(#)	($)	(#)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Richard M. Lavers	36,000			$10.00	10/6/2010
	5,500			$16.50	2/19/2012
	1,600			$11.18	3/28/2013
						55,625	$102,350

Colleen A. Zuhl						23,750	$43,700

Rick J. Bedell						13,375	$24,610

Michael R. Terlep, Jr.	30,000			$10.00	10/6/2010
	5,550			$16.50	2/19/2012
	1,600			$11.18	3/28/2013
						13,375	$24,610

Leslie G. Thimlar	600			$10.00	10/6/2010
	300			$11.18	3/28/2013
						7,688	$14,146

(g)                   Unvested restricted stock grants vest in the years noted as follows:

	Vest	Total
Mr. Lavers	2009	1,875
	2010	51,875
	2011	1,875

Ms. Zuhl	2009	1,250
	2010	21,250
	2011	1,250

Mr. Bedell	2009	1,125
	2010	11,125
	2011	1,125

Mr. Terlep	2009	1,125
	2010	11,125
	2011	1,125

Mr. Thimlar	2009	563
	2010	6,563
	2011	562

These shares are awarded but not vested. See column (i) in Grants of Plan-Based Awards Table for detail.

Index

OPTION EXERCISE AND STOCK VESTED FOR 2008:

This table provides information on equity compensation that may be realized in the future.

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
	(#)	($)	(#)	($)
(a)	(b)	(c)	(d)	(e)
Richard M. Lavers			666	$2,018

Colleen A. Zuhl			1,000	$1,830

Rick J. Bedell

Michael R. Terlep, Jr.			1,000	$3,030

Leslie G. Thimlar

NON-QUALIFIED DEFERRED COMPENSATION FOR 2008:

This table presents year-end balances, executive contributions, Company contributions and all earnings (whether above market interest, preferential earnings or regular interest and earnings) and withdrawals on non-qualified deferred compensation for the year.

Name and Principal Position	Executive Contributions in Last FY	Registrant Contributions in Last FY	Aggregate Earnings in Last FY	Aggregate Withdrawals / Distributions	Aggregate Balance at Last FYE
	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)

Richard M. Lavers	$142,075	$71,038	($138,227)	$220,000	$575,424

Colleen A. Zuhl	$20,798	$10,399	($26,589)	$0	$44,652

Rick J. Bedell	$22,083	$11,042	($18,837)	$0	$53,578

Michael R. Terlep, Jr.	$26,667	$13,333	($38,296)	$250,000	$295,461

Leslie G. Thimlar	$5,940	$2,970	$7,799	$0	$167,039

(c)	Amounts reported herein as Registrant contributions are also included in the Summary Compensation Table as a component of “All Other Compensation” for each Named Executive Officer.

Index

GOVERNANCE COMMITTEE

Members: Directors Geoffrey B. Bloom, Chairman; and Robert J. Deputy, John A. Goebel and William P. Johnson, members.

Functions:
·        oversee compliance with the Statement of Business Principles and Code of Conduct
·        review any material related party transactions
·        ensure good performance of Board governance system
·        recommend to full Board its organization, procedures and governance principles
·        recommend to full Board committee assignments and charters
·        work with the CEO to establish agendas
·        manage and oversee evaluation of the Board, Board committees and individual Directors
·        evaluate desired Board composition and identify individuals qualified to become Board members
·        recommend Director nominees for vacancies and at each annual meeting of shareholders
·        consider Director nominees recommended by shareholders if such recommendations are submitted in writing to the Committee in accordance with the Company's Bylaws
·        oversee Board member orientation and education
·        recommend to full Board outside Director compensation
·        work with Management Development/Compensation Committee on management objectives, overall code compliance, CEO evaluation, management development and succession

There were two meetings of the Committee in 2008.

GOVERNANCE COMMITTEE REPORT

The Governance Committee recommends candidates for membership on the Board and Board Committees, oversees matters of corporate governance, director independence, outside director compensation and Board performance. The Committee is composed entirely of independent directors, as independence is defined in the NYSE listing standards and the Company's Corporate Governance Guidelines.  The Company’s Corporate Governance Guidelines were last amended in August, 2008. The full text of the Corporate Governance guidelines may be viewed at the Investor Relations section of the Company’s website at www.coachmen.com, by clicking on the “Corporate Governance” link under the “Investor Relations” option, or by submitting a written request to the Company’s Secretary at the address listed on page 20.

Related Party Transactions

There were no related party transactions in excess of $120,000 reviewed or approved by the Governance Committee during 2008.

Annual self-evaluations of the Board and its Committees and the evaluation of the CEO were all completed in 2008 in accordance with the process established in 2003. The Committee also reviewed the independence of the Directors and the materiality of their relationships with the Company under the standards set forth in the Corporate Governance Guidelines, and made the affirmative determinations of independence set forth in this Proxy Statement under Determination of Independence of Directors.

On March 23, 2009, Coachmen Industries, Inc. and Robert J. Deputy, one of the Company’s directors, entered into an agreement for a $2.3 million short-term note from the Company in exchange for cash loaned to the Company by Mr. Deputy. The note is collateralized by two properties, bears interest at a rate of 10% per annum, and is on terms more favorable to the Company than those offered by alternative sources of financing in commercial markets.  The note may be called by the note holder at any time on or after April 20, 2009. The Company intends to pay this note when it obtains alternative financing arrangements.

The Company does accept and always has accepted and will consider recommendations for nominations for Director from its shareholders, if such recommendation or nomination is submitted in accordance with Article II of the Company's Bylaws, which process is set forth under Nominations for Director in this Proxy Statement. The qualifications for nominees and the process for identifying and evaluating nominees are set forth in the Corporate Governance Guidelines. There is no difference in the evaluation process if a qualified shareholder recommends the nominee.

Index

It is intended that the Board be small enough to permit substantive discussions of the entire Board in which each Director can participate meaningfully, and large enough so that committee work does not become unduly burdensome. It is the policy of the Board to have a majority of independent directors in accordance with NYSE listing standards. Directors who do not meet the NYSE's independence standards also make valuable contributions to the Board and to the Company by reason of their knowledge of the Company and the industries in which it competes, as well as their experience and business acumen. The Committee believes that the principal qualities of an effective corporate director include strength of character, an inquiring and independent mind, practical wisdom, and mature judgment. In addition to these qualities, Coachmen's criteria include recognized achievement, an ability to contribute to an important aspect of the Company's business, and the willingness to make the commitment of time and effort required of a Coachmen Director.

In order to find the most valuable talent available to meet these criteria, the Board considers candidates with varied backgrounds and experiences that would be valuable to the Company in the implementation of its strategies. The goal is to include members with the skills and characteristics that taken together will assure a strong Board. Directors must be willing to devote sufficient time to carrying out their duties and responsibilities effectively, and should be committed to serving on the Board for an extended period of time. The Corporate Governance Guidelines also require that Directors who also serve as CEOs or in equivalent positions should not serve on more than two boards of public and/or private companies in addition to the Coachmen Board, and other directors should not serve on more than four other boards of public companies in addition to the Coachmen Board. In addition, Directors will not be nominated for election to the Board after their 75(th) birthday, except for limited terms under special circumstances.

The Board itself is responsible, in fact as well as procedure, for selecting new Board members who will join the Board between shareholder meetings, as well as those to be nominated by the Board for election by shareholders at the annual meeting. The Governance Committee, with input from the CEO, screens potential candidates. Candidates may be recommended to the Governance Committee by other directors, shareholders and third parties. After a review of Board candidates by the Governance Committee with the aid of the CEO, candidates designated by the Governance Committee are interviewed. The results of the interviews are then reviewed with the full Governance Committee, which may then recommend the candidate(s) to the full Board for approval.

The Company’s Statement of Business Principles and Code of Conduct apply to all Directors, Officers and Employees of the Company. The Statement of Business Principles and Code of Conduct, Corporate Governance Guidelines, and Charters for the Governance, Audit and Management/Development Compensation Committees may be found on the Company's website at www.coachmen.com, and are available in print to any shareholder who requests them.

COMMUNICATIONS WITH BOARD OF DIRECTORS:

SHAREHOLDERS AND OTHER INTERESTED PARTIES

Shareholders and other interested parties may communicate concerns about the Company's governance, corporate conduct, business ethics, financial practices or other matters to the Board of Directors. Concerns may be submitted in writing to an individual director or to the non-management or independent directors as a group, in care of either the Corporate Secretary or the Chairman of the Governance Committee at the Company's headquarters:

Corporate Secretary or Chairman, Governance Committee
Coachmen Industries, Inc.
P.O. Box 3300
Elkhart, IN 46515

The process for collecting and organizing shareholder communications was approved by a majority of the independent directors.

Members of the Governance Committee:

Robert J. Deputy, Chairman
Geoffrey B. Bloom, Member
John A. Goebel, Member
William P. Johnson, Member

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OUTSIDE DIRECTOR COMPENSATION

Directors who are also employees of the Company receive no additional compensation for service as a Director. Non-employee Directors are compensated as follows: for the 2008-2009 service year which began in May 2008, each non-employee Director of the Company was entitled to the following annual retainers as compensation for his or her services on the Board of Directors: a) a Board Retainer of twenty-two thousand dollars ($22,000), payable half in cash and half in common stock; b) a Committee Fee for each committee on which the Director serves as a member, in the cash amount of: five thousand five hundred dollars ($5,500) for the Audit Committee and three thousand five hundred dollars ($3,500) for the Management Development/Compensation Committee and three thousand five hundred dollars ($3,500) for the Governance Committee; c) in addition to committee fees, the Chairman of each committee receives an additional two thousand dollars ($2,000) for their service as Chairperson; and d) a grant of one thousand (1,000) shares of restricted common stock. For the 2009-2010 service year that begins in May 2009, each non-employee Director of the Company shall be entitled to the same compensation as outlined for 2008-2009 for his or her services on the Board of Directors. In addition, the Lead Director or non-executive Chairman will receive twice the normal retainer, or forty-four thousand dollars ($44,000), payable half in cash and half in common stock, in addition to the normal committee fees and stock grants.

The number of shares issued for the common stock half of the non-employee Director compensation is determined by the closing price of the Common Stock on the NYSE Composite Transactions Tape, as reported in The Wall Street Journal, Midwest Edition on the date of the annual shareholders' meeting. The compensation for the coming year is payable promptly following the election of the Directors at the annual shareholders' meeting, in advance for the coming service year.

At least fifteen (15) days prior to each annual shareholders' meeting, each Director may irrevocably elect in writing to receive any portion of his or her cash compensation: in unrestricted Common Stock valued at one hundred ten percent (110%) of the cash amount elected, plus an amount calculated by the Company necessary to gross up the Director's income to cover the Director's federal income taxes for that year for the additional 10% of stock; or, in restricted Common Stock valued at one hundred forty percent (140%) of the cash amount elected. All restricted Common Stock is held by the Company until the Director's completion of two years of service. The award is non-transferable until the completion of the two-year period of service. However, said two-year period of service is deemed satisfied where the Director's service terminates as the result of death, disability, mandatory retirement or in the event of a Change in Control, in which circumstances the stock subject to the award shall be delivered to the Director without any restrictions. In the event of a termination of the Director's service on the Board, prior to the completion of the two-year period, for reasons other than those stated above, the shares shall be forfeited to the Company without any payments to the Director.

All stock delivered and restricted stock grants under the compensation plan for non-employee directors are authorized under the Coachmen Industries, Inc. 2000 Omnibus Stock Incentive Program as approved by the shareholders.

DIRECTOR COMPENSATION:

Name and Principal Position		Fees earned or paid in cash	Stock Awards	Option Awards	Non-equity incentive plan compensation	Change in pension value and nonqualified deferred compensation earnings	All Other Compen-sation	Total
		($)	($)	($)	($)	($)	($)	($)
(a)		(b)	(c)	(d)	(e)	(f)	(g)	(h)
William P. Johnson, Chairman	2008		$73,743			$20,073		$93,816
Geoffrey B. Bloom	2008		$47,343					$47,343
Robert J. Deputy	2008		$46,410					$46,410
John A. Goebel	2008		$45,104					$45,104
Donald W. Hudler	2008		$41,510					$41,510
Edwin W. Miller	2008		$40,926					$40,926

(c)                 On May 1, 2008, the following stock awards were made (grant date fair value of $3.70) in connection with the Directors’ service for the period May 2008 to May 2009 (see Note 8 of Notes to the Consolidated Financial Statements):
Shares
Mr. Johnson	17,676
Mr. Bloom	10,541
Mr. Deputy	11,297
Mr. Goebel	9,784
Mr. Hudler	8,459
Mr. Miller	9,973

Index

The following restricted stock grants were also made in 2008:

	Shares	Grant Date Fair Value	Vest Date
Mr. Johnson	1,000	$3.70	May 1, 2010
Mr. Bloom	1,000	$3.70	May 1, 2010
Mr. Deputy	1,000	$3.70	May 1, 2010
Mr. Goebel	1,000	$3.70	May 1, 2010
Mr. Hudler	1,000	$3.70	May 1, 2010
Mr. Miller	1,000	$3.70	May 1, 2010

(f)                   Represents interest earned on deferred compensation plan account. Mr. Johnson is a participant in the Executive Benefit and Estate Accumulation Plan which is described in more detail on page 8.

STOCK OWNERSHIP GUIDELINES – NON-EMPLOYEE DIRECTORS

The Board has adopted stock ownership guidelines for its non-employee Directors at a multiple of four times the amount of the Director's annual cash and stock retainer. The targeted stock ownership should be achieved within three years of appointment to the Board. Shares to be counted included restricted shares, shares held in trust or in beneficial ownership by or for an immediate family member, shares purchased on the open market, or shares held following the exercise of stock options. Stock options are not counted towards the non-employee Directors' stock ownership position until exercised.

DIRECTORS' AND OFFICERS' STOCK OWNERSHIP

The following table shows the amount of Company Common Stock each Named Executive Officer, nominee and incumbent Director beneficially owned as of March 16, 2009, including shares covered by stock options exercisable within 60 days of March 16, 2009. Please note that, as reported in this table, beneficial ownership includes those shares each individual has the power to vote or transfer, as well as shares owned by immediate family members that reside in the same household.

				Director
				Compensation	Shares
				Grant	Held in	Total
	Shares		Exercisable	Vesting	401 (k)	Shares	% of
	Beneficially		Within	Within	Plan as of	Beneficially	Shares
Name	Owned		60 Days	60 Days	Dec. 31, 2008	Owned	Outstanding

R.J. Deputy	132,798		3,000	1,000	-	136,798	*
R.M. Lavers	68,591	(2)	43,100	-	298	115,739	*
W.P. Johnson	77,500		3,000	1,000	-	81,500	*
M.R. Terlep, Jr.	16,742	(2)	37,100	-	319	56,411	*
E.W. Miller	41,345		3,000	1,000	-	45,345	*
G.B. Bloom	37,943		3,000	1,000	-	41,943	*
D.W. Hudler	36,039		3,000	1,000	-	40,039	*
J.A. Goebel	29,852		-	1,000	-	30,852	*
R.J. Bedell	19,617	(2)	-	-	7,549	29,416	*
C.A. Zuhl	26,798	(2)	-	-	-	29,298	*
L.G. Thimlar	11,933	(1 & 2)	900	-	-	13,958	*
All Current Directors and Executive Officers as a group (11 persons)	499,158		96,100	6,000	8,166	621,299	3.9%

 * Less than 1%

(1) Includes 250 shares, held jointly with spouse.

(2) Restricted Stock Award will vest 100 % on November 25, 2010 as follows:  R.M. Lavers 50,000; C. Zuhl 20,000; R. Bedell 10,000; M. Terlep 10,000; L. Thimlar 6,000..

Index

STOCK OWNERSHIP INFORMATION
The following table sets forth information concerning the only parties known to Coachmen having beneficial ownership of more than five percent (5%) of its outstanding Common Stock, as of the record date.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class

First Pacific Advisors, Inc.	1,930,100	12.1%
11400 West Olympic Blvd., Suite 1200
Los Angeles, California 90064

GAMCO Investors, Inc.	1,928,340	12.1%
One Corporate Center
Rye, New York 10580

Donald Smith & Co., Inc.	1,518,604	9.5%
152 West 57th Street
New York, New York 10019

Dimensional Fund Advisors, Inc.	1,257,231	7.9%
1299 Ocean Avenue
Santa Monica, California 90401

Met Investors Advisory, LLC	1,035,163	6.5%
5 Park Plaza, Suite 1900
Irvine, California 92614

Third Avenue Management LLC	1,030,563	6.4%
622 Third Avenue, 32nd Floor
New York, New York 10017

Aegis Financial Corporation	922,792	5.8%
1100 North Glebe Road, Suite 1040
Arlington, Virginia 22201

Commonwealth of Pennsylvania Public School Employees Retirement System	829,600	5.2%
5 North 5th Street
Harrisburg, Pennsylvania 17071

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires that certain of the Company's directors, officers and stockholders file with the Securities and Exchange Commission and the New York Stock Exchange an initial statement of beneficial ownership and certain statements of changes in beneficial ownership of Common Stock of the Company. Based solely on its review of such forms received by the Company and written representation from the directors and officers that no other reports were required, the Company is unaware of any instances of noncompliance with the requirements during the fiscal year ended December 31, 2008 by its officers, directors or stockholders; provided, however, that the Company is aware that Forms 4 in connection with the grant of restricted Coachmen common shares to Richard M. Lavers, Colleen M. Zuhl, Rick J. Bedell, Michael R. Terlep, Jr., and Leslie G. Thimlar by the Management Development and Compensation Committee on or about November 25, 2008, were not filed with the S.E.C. until December 23, 2008.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Company's auditors for the year 2008, 2007 and 2006 were Ernst & Young LLP, and that firm is expected to be selected as the Company's accountants for fiscal year 2009. Such accounting firm is expected to have a representative at the Annual Meeting of Shareholders and will be available to respond to appropriate questions at that time and have an opportunity to make a statement if they desire to do so.

Index

AUDIT AND ALL OTHER FEES

The fees billed to the Company by Ernst & Young LLP in each of the last two fiscal years, in each of the following categories are as follows:
	2008	2007
Annual Audit Fees	$510,500	$481,250
Audit-Related Fees	12,000	-
Total Audit and Audit-Related Fees	522,500	481,250

Other Non-Audit Fees
Tax Fees – Other	26,000	83,525
All Other Fees		1,500
Total Other Non-Audit Fees	26,000	85,025

Total Fees	$536,500	$566,275

The Annual Audit Fees include amounts billed for the audit of the Company's annual consolidated financial statements and the timely review of the financial statements included in the forms 10-Q filed by the Company during the year, and for services related to rendering opinions on management's assessment on the Company's internal controls and the effectiveness thereof. Audit-related fees were for services in conjunction with the proxy filing for the asset sale of the recreational vehicle business. Tax Fees — Other for 2008 and 2007 included providing assistance in supporting claims for Federal and State R&D tax credits. All other fees relate to the subscription to a web-based technical guidance service.

The Audit Committee has adopted a policy that requires advance approval of all audit, audit-related, tax services, and other services performed by the independent auditor. The policy provides for pre-approval by the Audit Committee of specifically defined audit and non-audit services. Unless the specific service has been previously pre-approved with respect to that year, the Audit Committee must approve the permitted service before the independent auditor is engaged to perform it. All non-audit engagements and their associated fees during 2008 and 2007 were approved in advance by the Audit Committee.

The Company's engagement letter with Ernst & Young is subject to alternative dispute resolution procedures and an exclusion of punitive damages.

PROPOSAL NO. 2
AUTHORIZE THE ISSUANCE OF 10,000,000 SHARES OF PREFERRED STOCK

Background

On February 10, 2009, the Company’s Board of Directors authorized and recommended, subject to shareholder approval, an amendment to the Company’s Articles of Incorporation, as amended, to authorize the issuance of 10,000,000 shares of preferred stock. The Indiana Business Corporation Law requires approval of the Company’s shareholders in order to adopt the proposed amendment described in this Proposal No. 2. To be approved requires that more shares are voted in favor of the amendment than shares are voted against.  If shareholders approve and authorize this amendment, the Company intends to file Articles of Amendment to authorize the issuance of 10,000,000 shares of preferred stock promptly following the Annual Meeting. The amendment will become effective upon filing the prescribed Articles of Amendment with the Indiana Secretary of State.

The preferred stock to be authorized is commonly referred to as “blank check” preferred stock (“Blank Check Preferred”) because the Blank Check Preferred would have such designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof as shall be expressed in the resolution or resolutions providing for the issue of such stock adopted by the Board from time to time. As such, the Blank Check Preferred would be available for issuance without further action by the Company’s shareholders, except as may be required by applicable law or pursuant to the requirements of the exchange or quotation system upon which our securities are then trading or quoted.

The Board believes that the creation of Blank Check Preferred is advisable and in the best interests of the Company and its shareholders for several reasons. The authorization of the Blank Check Preferred would permit the Board to issue such stock without shareholder approval and, thereby, provide the Company with maximum flexibility in structuring acquisitions, joint ventures, strategic alliances, capital-raising transactions and for other corporate purposes. The Blank Check Preferred would enable the Company to respond promptly to and take advantage of market conditions and other favorable opportunities without incurring the delay and expense associated with calling a special shareholders’ meeting to approve a contemplated stock issuance.

Index

The authorization of the Blank Check Preferred would also afford the Company greater flexibility in responding to unsolicited acquisition proposals and hostile takeover bids. The issuance of Blank Check Preferred could have the effect of making it more difficult or time consuming for a third party to acquire a majority of the Company’s outstanding voting stock or otherwise effect a change of control. Shares of Blank Check Preferred may also be sold to third parties that indicate that they would support the Board of Directors in opposing a hostile takeover bid. The availability of Blank Check Preferred could have the effect of delaying a change of control and of increasing the consideration ultimately paid to the Company and its shareholders. The proposed Blank Check Preferred amendment to the existing Articles of Incorporation, as amended, is not intended to be an anti-takeover measure, and the  Board of Directors is not aware of any present third party plans to gain control of the Company.

The actual effect of the issuance of any shares of Blank Check Preferred upon the rights of holders of Common Stock cannot be stated until the Board of Directors determines the specific rights of the holders of such Blank Check Preferred. However, the effects might include, among other things, restricting dividends on the Common Stock, diluting the voting power of the Common Stock, reducing the market price of the Common Stock, or impairing the liquidation rights of the Common Stock, without further action by the shareholders. Holders of the Company’s Common Stock will not have preemptive rights with respect to the Blank Check Preferred.

Although the Company may consider issuing Blank Check Preferred in the future for purposes of raising additional capital or in connection with acquisition transactions, the Company currently has no binding agreements or commitments with respect to the issuance of the Blank Check Preferred.

A copy of the of the form which the Company intends to submit to the Indiana Secretary of State if the proposed amendment to the Company’s Articles of Incorporation is approved is set forth in attached Appendix B.

Vote Required; Board Recommendation

Proposal No. 2 (the approval of the Company to authorize the issuance of 10,000,000 shares of preferred stock) will be approved if more shares of Common Stock of the Company are voted “FOR” the proposal than shares are voted against. Only “AGAINST” votes will be counted.  Abstentions will have no effect assuming a quorum is present at the meeting. The Board of Directors unanimously recommends that you vote all of your shares “FOR” the approval of the Company to amend the Articles of Incorporation of the Company to authorize the issuance of up to 10,000,000 shares of preferred stock as described in this Proposal No. 2.

OTHER BUSINESS

The Board of Directors does not know of any other business to be presented to the Annual Meeting and does not intend to bring other matters before the Annual Meeting. However, if any other matters properly come before the Annual Meeting, it is intended that the persons named in the accompanying proxy form will vote thereon according to their best judgment and interest of the Company. No shareholder has informed the Company of any intention to propose any other matter to be acted upon at the Annual Meeting. Accordingly, the persons named in the accompanying proxy form are allowed to exercise their discretionary authority to vote upon any such proposal without the matter having been discussed in this Proxy Statement.

By Order of the Board of Directors,

/s/ James T. Holden
Secretary

Dated: March 30, 2009

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APPENDIX A

Each year, the Board of Directors will make and disclose an affirmative determination as to the independence of each of the Directors according to the standards set forth below.

Any Director's relationship with Coachmen (including its affiliates) will be deemed immaterial unless it exceeds the following standards:

1. There may be no commercial, industrial, banking, or consulting (including legal and accounting firm) relationship between any enterprise the Director owns, controls or of which he or she is an officer (which does not include a directorship of such enterprise), or for which he or she is an agent or employee, where the sales to, or purchases from such enterprise, in any single year, exceed the greater of $1 million, or 2% of such enterprise's consolidated gross revenues, until three (3) years after falling below such threshold;

2. There may be no personal loans between the Director and Coachmen; and,

3. A Director may not be a trustee, director or officer of a charitable organization to which Coachmen paid in either of the preceding two calendar years, or is anticipated to pay in the current or next calendar year, more than the greater of fifty thousand dollars ($50,000), or thirty percent (30%) of the total amount paid to all charities in the preceding calendar year, in both cases excluding any matching of employee contributions to charities that are not actively promoted by the Company to its employees;

For relationships not covered by the above standards, the determination of whether the relationship is material or not, and therefore whether the Director would be independent or not, shall be made by the Directors who satisfy the independence standards set forth above.

In addition: (i) a Director who is an employee, or whose immediate family member is an executive officer, of Coachmen is not independent until three (3) years after the end of such employment relationship; (ii) a Director who receives, or whose immediate family member receives, more than $120,000 per year in direct compensation from Coachmen, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any ways on continued service), is not independent until three (3) years after he or she ceases to receive more than $120,000 per year in such compensation; (iii) a Director who is affiliated with or employed by, or whose immediate family member is affiliated with or employed in a professional capacity by, a present or former internal or external auditor of the Company is not "independent" until three (3) years after the end of either the affiliation or the auditing relationship; (iv) a Director who is employed, or whose immediate family member is employed as an executive office of another company where any of Coachmen's present executives serve on that company's compensation committee is not "independent" until three (3) years after the end of such service or the employment relationship; (v) a Director who is an executive officer or an employee, or whose immediate family is an executive officer of a company that makes payments to, or receives payments from, Coachmen for property or services in an amount which, in any single year, exceeds the greater of $1 million, or 2% of such other company's consolidated gross revenues, in each case is not "independent" until three (3) years after falling below such threshold.

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APPENDIX B

Index

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COACHMEN INDUSTRIES, INC. P.O. BOX 3300 ELKHART, IN 46515
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by Coachmen Industries, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Coachmen Industries, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

YOUR VOTE IS IMPORTANT

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	CCHMN1	KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

COACHMEN INDUSTRIES, INC.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
THE PROPOSALS BELOW:	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.
Vote On Directors

1. Election of two (2) directors, each to serve for a three-year term expiring in 2012.	m	m	m
(1) Donald W. Hudler
(2) John A. Goebel

Proposal(s)	For	Against	Abstain
2. To amend the Articles of Incorporation of the Company to authorize the issuance of up to 10,000,000 shares of preferred stock.	m	m	m
3. To transact such other business as may properly come before the meeting or any adjournment thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS SPECIFIED. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS AND IN FAVOR OF ALL PROPOSALS.

If you do not vote by telephone or Internet, please sign and date this proxy card and return it promptly in the enclosed postage-paid envelope, or otherwise to Proxy Services, P.O. Box 9138, Farmingdale, NY 11735-9585, so these shares may be represented at the Annual Meeting. If you vote by telephone or Internet, it is not necessary to return this proxy card.

Proxy card must be signed and dated below.

NOTE: Please sign exactly as name appears to the right. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give title as such. If shareholder is a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX]	Date		Signature (Joint Owners)	Date

Index

COACHMEN INDUSTRIES, INC.

PROXY		PROXY

THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned shareholder(s) of Coachmen Industries, Inc., as Indiana corporation, hereby appoint(s) Richard M. Lavers and William P. Johnson, and each of them, as my (our) proxies, each with the power to appoint a substitute, and hereby authorizes them, and each of them individually, to represent and to vote, as designated on the reverse, all of the shares of Coachmen Industries, Inc. which the undersigned is or may be entitled to vote at the Annual Meeting of Shareholders to be held at the Coachmen Industries, Inc. Headquarters, 2831 Dexter Drive, Elkhart, Indiana, at 10:00 a.m. local time, on April 30, 2009, or any adjournment thereof, with the same authority as if the undersigned were personally present.

YOUR SIGNATURE ON THIS PROXY IS YOUR ACKNOWLEGEMENT OF RECEIPT OF THE NOTICE OF MEETING AND PROXY STATEMENT.

PLEASE DATE, SIGN AND RETURN THE PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE.

(Continued and to be dated and signed on reverse side.)